DIVIDEND REINVESTMENT PLAN

     Each of the CEFs has adopted the following dividend reinvestment plan:

             TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

      This Dividend Reinvestment Plan ("Plan") for the closed-end investment companies advised by First Trust Advisors, L.P. (each a "Fund") provides for reinvestment of Fund distributions, consisting of income dividends, returns of capital and capital gain distributions paid by the Fund, on behalf of all shareholders participating in the Plan ("Participants"), by BNY Mellon Investment Servicing (US) Inc. (the "Plan Agent") for the respective Fund, in accordance with the following terms:

            A. The Plan Agent will act as Agent for Participants and will open an account for each Participant under the Dividend Reinvestment Plan in the same name as the Participant's shares are registered, and will put into effect for each Participant the distribution reinvestment option of the Plan as of the first record date for a distribution to shareholders as set forth in the Fund's prospectus. In the case of shareholders who hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder's name and held for the account of beneficial owners who are Participants.

            B. Whenever the Fund declares a distribution payable in shares or cash at the option of the shareholders, each Participant shall take such distribution entirely in shares and the Plan Agent shall automatically receive such shares, including fractions, for the Participant's account, except in circumstances described in Paragraph 3 below. Except in such circumstances, the number of additional shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the distribution payable on the Participant's shares by the greater of net asset value or 95% of current market price per share on the payable date for such distribution.

            C. Should the net asset value per Fund share exceed the market price per share on the payment date for such distribution (the "Valuation Date"), for a distribution payable in shares or in cash at the option of the shareholder, or should the Fund declare a distribution payable only in cash, each Participant shall take such distribution in cash and the Plan Agent shall apply the amount of such distribution to the purchase on the open market of shares of the Fund for the Participant's account. Such Plan purchases shall be made as early as the Valuation Date, under the supervision of the investment adviser. The Plan Agent shall complete such Plan purchases no more than 30 days after the Valuation Date, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law.

            D. For the purpose of this Plan, the market price of the Fund's shares on a particular date shall be the last sale price on the exchange where it is traded on that date, or if there is no sale on such exchange on that date, then the mean between the closing bid and asked quotations for such shares on such exchange on such date.

            E. Open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Participants' funds held uninvested by the Plan Agent will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase shares within 30 days after the Valuation Date as herein provided, or with the timing of any purchase affected. The Plan Agent shall have no responsibility as to the value of the Fund's shares acquired for Participants' accounts. The Plan Agent may commingle all Participants' amounts to be used for open-market purchase of Fund shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Fund shares purchased by the Plan Agent as Agent.

            F. The Plan Agent may hold each Participant's shares acquired pursuant to this Plan, together with the shares of other Participants, in non-certificated form in the Plan Agent's name or that of its nominee. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any shares so held only in accordance with proxies returned to the Fund.

            7. The Plan Agent will confirm to each Participant each acquisition made for the Participant's account as soon as practicable but not later than 60 days after the date thereof. The Plan Agent will deliver to any Participant upon request, without charge, a certificate or certificates for his full shares. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, and distributions on fractional shares will be credited to the Participant's account, no certificates for a fractional share will be issued. In the event of termination of a Participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest at the market value of the Fund's shares at the time of termination.

            G. Any stock dividends or split shares distributed by the Fund on full and fractional shares held by the Plan Agent for a Participant will be credited to the Participant's account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to that Participant.

            H. The Plan Agent's service fee (if any) for handling reinvestment of distributions pursuant hereto will be paid by the Fund. Participants will be charged their pro rata shares of brokerage commissions on all open market purchases.

            I. Each Participant may terminate his or her account under the Plan by notifying the Plan Agent of his or her intent so to do, such notice to be provided either in writing duly executed by the Participant or by telephone in accordance with such reasonable requirements as the Plan Agent and the Fund may agree. Such termination will be effective immediately if notice is received by the Plan Agent not less than ten days

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      prior to any distribution record date for the next succeeding distribution; otherwise such termination will be effective shortly after the investment of such distribution with respect to all subsequent distributions. The Plan may be terminated by the Fund or the Plan Agent upon at least 90 days prior notice. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to the Participant without charge. If any Participant elects in advance of such termination to have the Plan Agent sell part or all of his shares, the Plan Agent is authorized to deduct brokerage commissions incurred for the transaction.

            J. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of such Participant's account under the Plan in accordance with the terms hereof. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Agent, for each Participant's account, all dividends and distributions payable on shares of the Fund held in the Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

            K. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

            L. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

Adopted:  June 9, 2008
Amended:  December 15, 2008
Amended:  April 22, 2009